COACHMEN INDUSTRIES, INC.

Shareholder Update

February 16, 2010

My apologies for any confusion surrounding our earnings release. While the underlying cash flow, sales and gross profit numbers were all correct in our February 1st release, it was determined that the accounting treatment of the HIG financing transaction needed to be changed on the balance sheet and an additional non-cash interest charge needed to be recognized on the income statement. But for that commotion, I would have posted this update earlier. In any event, the change in accounting treatment did not change the bottom line: we lost money in 2009.

One is never proud of posting losses.  This is no exception.  However, given the market conditions (housing markets are down roughly 40% from 2008 and cumulatively about 70% since 2006), the 2009 loss was relatively modest at $4.7 million (net of some significant litigation recoveries) and only $1.7 million after exclusion of the non-cash interest charge resulting from the HIG financing transaction accounting. Many of our competitors fared much worse. Moreover, our fourth quarter performance contains some very encouraging news:

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Breaking the traditional pattern, excluding the $3 million non-cash interest charge related to the HIG transaction, the fourth quarter performance was better than the previous 3, accounting for only 18% of the loss from continuing operations.

•	The 4th quarter was sequentially better, and the best yet for our specialty vehicle segment, posting pre-tax income of $334,000 versus a loss for the year of ($856,000).

•	Year over year, for the 4th quarter the housing group both increased its gross profit and reduced its pre-tax loss on 44% lower revenues.

•	Company-wide, we reduced our SG&A by 9.4% in the second half of 2009 as compared to the first half of the year.

In my last shareholder update letter, I projected that our 4th quarter results would improve, and clearly they have.

2009 was an extraordinarily difficult year, not just because of the deplorable economy and depressed housing markets, but because we struggled through the first half with no commercial bank line. During the second half, we had only a $500,000 credit line and a $2.0 million mortgage facility until we closed on the HIG facilities in October.   When we entered 2009, there was also what we believed to be exaggerated concern about the potential worst case overhang of recreational vehicle buy-backs of up to $98 million.  Both of these factors contributed to the “going concern” notation we received on our financial statements in March, which itself added greatly to the difficulty of doing business throughout 2009.

In actual fact, the net loss on RV buybacks in 2009 was $760,000, even less than we projected.  As of December 31, 2009, the remaining maximum possible worst case exposure was $400,000, which is once again more than we expect will actually occur, but which in any event has been appropriately reserved.   The RV dealer buy-back exposure is now essentially behind us.  Our remaining RV warranty liability has also tracked within the amounts escrowed and is, in our opinion, also adequately reserved.

Unfortunately, that does not mean that we are entirely done with RV tail liabilities. We are still carrying the financial burden of lingering workers compensation claims, lemon law claims from RVs sold before the sale of the RV business, a handful of lease and equipment obligations, and similar matters. Nonetheless, these liabilities are steadily reducing over time.

In 2009, $15.6 million was used to pay off obligations of the RV Group (or other related non-reoccurring liabilities), and $5.4 million was used for non-standard costs including a settlement of a state tax dispute, pay off of industrial revenue bonds, repossessions and consulting fees.  None of this will recur in 2010, and with increased revenues, our cash flow performance should improve.

Forecast

We are not out of the woods yet – nobody in the housing industry can confidently say that. There are signs of the beginning of a housing market recovery, and several predictions of a fairly robust recovery in 2010, but we have not yet witnessed a recovery.  The National Association of Home Builders projects a 26% increase in total housing starts in 2010 versus 2009, but their projection at this increase is still only 38% of total housing starts in 2006 (down 62%).  An economist for the National Association of Realtors has projected existing home sales will increase by 20% in the first half of 2010, and that the median price would rise by 2% – 4% in 2010.  “New home sales could jump by nearly 50%, though from very depressed levels to figures that would be less than half the pace during the peak sales year of 2005.”

If these robust numbers come to pass, hallelujah.  We are not counting on it.  We are planning on small fractions of such an improvement in our traditional single-family home sales beginning after the first quarter.  In addition, our sales should receive a boost from the book of business we acquired from Wick Homes.  We are also rolling out an entirely new housing series to our builders by March 1, as well as implementing several other initiatives designed to increase our market share in the 2nd quarter.  We already have several commercial and military major projects under contract for the first half, and several more in the proposal stage that may come on line in the second half.  So, while we hope the rising tide of the housing market will help raise our boat along with everybody else, we anticipate increased housing revenues in 2010 even if it isn’t much of a tide.  However, we expect that the first quarter will still be very difficult, and unusually heavy snows and extreme cold weather throughout much of our market area will not help.

On the specialty vehicle side, our ARBOC Mobility bus business was increasingly profitable in the 2nd half of 2009, and we expect it to remain so.  Our plans call for more than doubling our shipments of the ARBOC Mobility bus in 2010.  At present, we have backlog, orders under contract and bid awards to carry us through mid-May   In addition, throughout 2009 we developed other specialty vehicle product categories which we expect to introduce in 2010.

Accordingly, provided that present improving economic trends continue and there are no major upheavals, I am confident in projecting that the Company’s performance improvements will continue and that we will have a better 2010 than 2009.

/s/ Richard M. Lavers
Richard M. Lavers
President and Chief Executive Officer
Coachmen Industries, Inc

Coachmen Industries, Inc. is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. Coachmen Industries, Inc. is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

This Shareholder Update may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major government contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, and other risks identified in the Company's SEC filings.

For investor or financial information:
James T. Holden
Corporate Secretary and Assistant General Counsel
574-266-2500